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                                                                    Exhibit 11.0

                              NATIONAL REALTY, L.P.
                        COMPUTATION OF EARNINGS PER UNIT

                                                           For the Years Ended December 31,
                                                    --------------------------------------------
                                                        1997           1996              1995
                                                    -----------     -----------      -----------
                                                      (dollars in thousands, except per unit)
Income (loss) before extraordinary
   gain .......................................     $     8,718     $      (375)     $     3,797

Less - General Partners' 1.99%)
   interest ...................................             173              (7)              76
                                                    -----------     -----------      -----------

Income (loss) allocable to Limited
   Partners ...................................     $     8,545     $      (368)     $     3,721
                                                    ===========     ===========      ===========



Earnings per unit

Net income (loss) .............................     $      1.35     $      (.06)     $       .58
                                                    ===========     ===========      ===========



Weighted average units of limited
   partner interest used in computing
   earnings per unit ..........................       6,327,418       6,387,270        6,418,104
                                                    ===========     ===========      ===========


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